Exhibit 23.1

Consent of Independent Auditors

The Board of Directors

Macarthur Coal Limited:

We consent to the incorporation by reference in the registration statements on Form S-8 (No. 333-61406, No. 333-70910, No. 333-75058, No. 333-109305, No. 333-105455, No. 333-105456, No. 333-117767, No. 333-136443, No. 333-140218, No. 333-147507) and on Form S-3 (No. 333-161179) of Peabody Energy Corporation of our report dated December 22, 2011, with respect to the consolidated statements of financial position of Macarthur Coal Limited as of June 30, 2011 and 2010, and the related consolidated statements of comprehensive income, changes in equity and cash flows for each of the years ended June 30, 2011 and 2010, which report appears in the Form 8-K/A of Peabody Energy Corporation dated January 5, 2012.

/s/KPMG

Brisbane, Australia

January 5, 2012